As filed with the Securities and Exchange Commission on November 6, 2013.

Registration No. 333-187164

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

__________________________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

__________________________

TRUETT-HURST, INC.

(Exact Name of Registrant as Specified in its Charter)

__________________________

Delaware (State or other jurisdiction of incorporation or organization)	46-1561499 (I.R.S. Employer Identification No.)

__________________________

4035 Westside Road

Healdsburg, CA 95448

(707) 433-9545

(Address of principal executive offices)

__________________________

2012 Stock Incentive Plan

(Full title of the Plan)

__________________________

Phillip L. Hurst

President and Chief Executive Officer

Truett-Hurst, Inc.

5610 Dry Creek Road

Healdsburg, CA 95448

(707) 433-9545

(Name, Address, including zip code, and telephone number, including area code, of agent for service)

__________________________

Copies of all correspondence to:

Anna T. Pinedo, Esq.
James R. Tanenbaum, Esq.

Morrison & Foerster LLP
1290 Avenue of the Americas
New York, New York 10104

Tel: (212) 468-8000

__________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See definition of “large accelerated filer” and “accelerated filer” in Rule 12b-2 of the Exchange Act. (check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per security (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Class A common stock, par value $0.001 per share	266,000 (2)	$4.99	$1,327,340.00	$170.96

(1) Pursuant to Rule 416(a) and Rule 416(b) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers such indeterminate number of Class A common stock as may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions pursuant to the terms of the 2012 Stock Incentive Plan (the “2012 Plan”).

(2) Consists of (i) 252,000 shares issued and outstanding under the 2012 Plan and (ii) 14,000 additional shares permitted to be issued under the 2012 Plan.

(3) Estimated pursuant to Rule 457(c) and 457(h) solely for purposes of calculating the aggregate offering price and the amount of the registration fee based upon the average of the high and low prices reported of the Registrant’s Class A common stock on The Nasdaq Capital Market on November 1, 2013, a date within five business days of the filing date.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) is being filed to register 252,000 shares of Class A common stock of Truett-Hurst, Inc. (the “Company”) issued and outstanding under the Company’s 2012 Stock Incentive Plan (the “2012 Plan”) and 14,000 additional shares of the Company’s Class A common stock permitted to be issued under the 2012 Plan.

The Reoffer Prospectus contained herein has been prepared in accordance with the requirements of General Instruction C of Form S-8 and Part I of Form S-3.

PART I

The information specified in Items 1 and 2 of Part I of the Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the 2012 Plan covered by this Registration Statement as required by Rule 428(b)(1).

REOFFER PROSPECUTS

TRUETT-HURST, INC.

266,000 Shares of Class A Common Stock

This Reoffer Prospectus relates to 266,000 shares of Class A common stock (“Common Stock”), par value $0.001 per share (the “Shares”), of Truett-Hurst, Inc. (the “Company”), that may be offered and resold from time to time by the selling stockholders identified in this Reoffer Prospectus (the “Selling Stockholders”) for their own account. The Shares included in this Reoffer Prospectus include 252,000 Shares issued to the Selling Stockholders pursuant to our 2012 Stock Incentive Plan (the “2012 Plan”) and 14,000 Shares permitted to be issued pursuant to the 2012 Plan. It is anticipated that the Selling Stockholders will offer common shares for sale at prevailing prices on the NASDAQ Capital Market on the date of sale. We will receive no part of the proceeds from sales made under this Reoffer Prospectus. The Selling Stockholders will bear all sales commissions and similar expenses. Any other expenses incurred by us in connection with the registration and offering and not borne by the Selling Stockholders will be borne by us.

The 2012 Plan authorizes the issuance of up to 266,000 Shares to our employees, directors and consultants and our subsidiary’s employees, directors and consultants. This Reoffer Prospectus has been prepared for the purposes of registering the Shares under the Securities Act of 1933, as amended (the “Securities Act”), to allow for future sales by the Selling Stockholders on a continuous or delayed basis to the public without restriction.

The Selling Stockholders and any brokers executing selling orders on their behalf may be deemed to be “underwriters” within the meaning of the Securities Act, in which event commissions received by such brokers may be deemed to be underwriting commissions under the Securities Act.

Our Common Stock is traded on the NASDAQ Capital Market under the symbol “THST”. On November 1, 2013 the closing price of our Common Stock on such market was $5.00 per share.

The information in this Reoffer Prospectus may be changed. None of the Selling Stockholders may sell Shares until the Registration Statement filed with the Securities and Exchange Commissions is effective. This Reoffer Prospectus is not an offer to sell Shares and it is not soliciting an offer to buy Shares in any state where the offer or sale is not permitted.

Investing in shares of our Common Stock involves a high degree of risk. See “Risk Factors” on page 6 of this Reoffer Prospectus and the other risk factors set forth in our periodic and other filings with the Securities and Exchange Commission (“SEC”), including those set forth in our Annual Report on Form 10-K for the year ended June 30, 2013, for a discussion of certain factors that should carefully be considered by prospective purchasers.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS REOFFER PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Reoffer Prospectus is November 6, 2013

TABLE OF CONTENTS

Summary	1
Cautionary Note Regarding Forward-Looking Statement	5
Risk Factors	6
Use of Proceeds	20
Selling Stockholders	20
Plan of Distribution	21
Legal Matters	21
Experts	21
Where You Can Find More Information	22
Incorporation By Reference	22

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document. Our business and financial condition may have changed since that date.

Neither we nor any of the Selling Stockholders have done anything that would permit a public offering of the Shares or possession or distribution of this Reoffer Prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this Reoffer Prospectus must inform themselves about, and observe any restrictions relating to, the offering of the Shares and the distribution of this Reoffer Prospectus outside of the United States.

Unless the context suggests otherwise, references in this Reoffer Prospectus to "Truett-Hurst," the "Company," "we," "us" and "our" refer to Truett-Hurst, Inc. and its consolidated subsidiaries.

SUMMARY

Company Overview

Truett-Hurst, Inc. is a Delaware corporation formed to serve as a holding company that holds an equity interest in H.D.D. LLC (“LLC”). The LLC was organized in the state of California and operates its business from multiple wineries (Truett-Hurst and the VML wineries) that it either owns or leases. The current board of directors of Truett-Hurst, Inc. is made up of six members of the LLC (the “Original Owners”), as well as two individuals meeting the criteria for independence under the rules of the Nasdaq Capital Market (“Nasdaq”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Original Owners are controlling holders of Truett-Hurst, Inc. Truett-Hurst, Inc., as the controlling member of the LLC, operates and controls all of the LLC’s business and affairs and consolidates its financial results.

Truett-Hurst, Inc. and its subsidiaries produce super and ultra-premium varietal and blended wines, including Pinot Noir, Chardonnay, Sauvignon Blanc, Zinfandel, Syrah, Merlot, and Cabernet Sauvignon, across a number of premium price points for three distinct distribution channels: three-tier, direct to consumer and internet. We own our brands and market with innovative packaging and label designs.

Wine sales in the three tier channel are sold to distributors with programs available to the broad market or on an exclusive basis to a specific retailer. Our traditional three-tier distribution business consists of sales of Truett-Hurst, VML, Healdsburg Ranches and Bradford Mountain. Our retail exclusive brand label model allows us to collaboratively work with our retail alliances to develop innovative brands that cater to customer demands and permit our retail alliances to increase their consumer traffic and grow their sales. Our direct to consumer channel consists of sales through our tasting rooms and wine clubs, which increases brand visibility and loyalty, and through our 50% ownership interest in The Wine Spies, LLC (“Wine Spies”), an internet wine retailer specializing in short-lived “flash” sales.

Our primary reporting segments are identified by each distribution channel: wholesale, direct to consumer and internet. Wholesale sales include our brands sold in the broad market and to specific retailers through the three-tier distribution system. Direct to consumer sales of our own brands occur through our tasting rooms and wine clubs. Internet sales occur through Wine Spies and are principally comprised of brands not owned by us. In fiscal year 2013, we sold approximately 209,000 cases of wine, generating $17.2 million in net sales as compared to 187,000 cases of wine, generating $12.7 million net sales, in fiscal 2012.

Strategic Objectives

The wine industry sales are listed in three categories: sub-premium (below $7 per bottle retail price), super-premium (between $7-$14 per bottle retail price) and ultra-premium (over $14 per bottle retail price). We believe we can benefit from these price points and continue to grow our business relying on our competitive strengths: access to vineyards owned and managed by our founders and investors; our experienced and knowledgeable team; our relationships with the world’s top wine retailers; and our innovative approach to distribution and brand development. We intend to grow by:

•	Continuing to develop innovative products that meet the needs of wine retailers. We have developed a reputation for developing innovative new brands and working closely with our retail alliances to develop brands that cater to customer demands and that permit our retail alliances to increase their consumer traffic. We intend to continue to develop brands with our retail alliances by relying on our branding expertise. We also intend to continue our innovations, such as our evocative “wine wraps,” the paper bottle, and the square bottle, and exploit these in order to build our brands and market share with wine retailers.

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•	Growing our retailer base to include the top ten U.S. and global retail chains. We intend to pursue relationships with the largest retail chains in the United States and around the world. This will allow us to further diversify our customer base and reduce the risk associated with losing any particular retailer relationship.

•	Expanding our direct to consumer business. We intend to build our wine clubs via targeted public relations and advertising, expand our tasting rooms and create exciting new events at our wineries. The direct to consumer distribution channel allows us to respond rapidly to consumers and anticipate and establish new market trends. The direct to consumer business generates higher margins, so we intend to expand this distribution channel in order to achieve our growth objectives.

•	Building our internet customer base. We intend to build our internet presence. We acquired a controlling interest in Wine Spies, our internet segment, and we intend to develop an e-commerce platform. With strong margins and a solid business platform, we believe our internet segment is poised for strong growth.

•	Expanding into key international markets. With our launch of our wrapped bottle project, we are beginning to experience demand in Canada and Mexico. In late 2012, our distributor in Canada met with all of the large regional Liquor Control Boards and obtained listings for our brand Dearly Beloved, certain wrapped wines, including Curious Beasts and the Paper and Square bottles. We believe there is significant opportunity to expand our international business and intend to continue developing our international sales and marketing organization to focus on increasing sales and strengthening our customer relationships.

•	Continuing to develop new ways to engage customers and to distribute our products. By aggressively tackling the market in nontraditional ways - direct to the trade and consumer, rather than through layers of sales entities and employees - we are able to respond timely to the needs of consumers, retailers and restaurateurs. We are discovery-oriented in our approach and we are always on the lookout for new innovations and approaches to the market. This is somewhat counterintuitive especially when you consider that wine has been with us for about 7,000 years. We believe that tradition, to some degree, has stymied creativity.

•	Building our national brands. We continue to strengthen our traditional “three-tier” brands, including Truett-Hurst, Healdsburg Ranches and Bradford Mountain. We plan to continue to market and promote these products with our alliances.

Our Team and Culture

Our team consists of seasoned professionals who have worked their way up through the industry often achieving senior level positions in noted wine companies, such as Diagio, Constellation Brands, Inc., the Brown-Forman Corporation, Fetzer Vineyards, Kendall-Jackson Wine Estates, DeLoach, and Rodney Strong.  We seek to foster a dynamic and energetic culture where teamwork prevails but individuals have the leeway to make informed and timely decisions. Our team shares an entrepreneurial spirit and believes we can build a business that can change the way consumers purchase and enjoy wine.

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In addition to building a seasoned team of professionals and shaping our entrepreneurial culture, an important part of our strategy is to create alliances with the best organizations and professionals in order to leverage our core competencies in the most efficient, cost effective and profitable manner.  We are proud of our corporate alliances we have created throughout our sales channels.

We own a 25-acre facility located at 5610 Dry Creek Road, Healdsburg, California, of which approximately 15 acres is used for growing grapes.  The remainder of the facility is used for a tasting room, retail sales space, and office space for support staff.  Although we have the infrastructure, such as electricity and access to water, necessary to operate a winery at this facility, we have not made the requisite capital expenditures for grape-crushing equipment.  We believe that the facility can be used to expand our wine-making operations in the future.

We lease an approximately three-acre winery located at 4035 Westside Road, Healdsburg, California.  The term of the lease is five years commencing on March 1, 2011 and ending on February 29, 2016, with a tenant option to extend for an additional five-year period. Our wine production operations and corporate offices are located at this facility.

Emerging Growth Company Status

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act, enacted on April 5, 2012 (“JOBS Act”).  For as long as we are an “emerging growth company,” we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding stockholder advisory “say-on-pay” votes on executive compensation and stockholder advisory votes on golden parachute compensation.

Under the JOBS Act, we will remain an “emerging growth company” until the earliest of:

•	the last day of the fiscal year during which we have total annual gross revenues of $1 billion or more;
•	the last day of the fiscal year following the fifth anniversary of our initial public offering;
•	the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt; and
•	the date on which we are deemed to be a “large accelerated filer” under the Exchange Act (we will qualify as a large accelerated filer as of the first day of the first fiscal year after we have (i) more than $700 million in outstanding common equity held by our non-affiliates and (ii) been public for at least 12 months; the value of our outstanding common equity will be measured each year on the last day of our second fiscal quarter).

The JOBS Act also provides that an “emerging growth company” can utilize the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”) for complying with new or revised accounting standards. However, we chose to “opt out” of such extended transition period, and, as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for companies that are not “emerging growth companies.”

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Smaller Reporting Company

We became subject to the reporting requirements of Section 15(d) of the Exchange Act, subject to the disclosure requirements of Regulation S-K of the SEC, as a “smaller reporting company,” on the effective date of our Registration Statement. The designation of being a “smaller reporting company” relieves us of some of the more detailed informational requirements of Regulation S-K.

Controlled Company Status

For purposes of the corporate governance rules of NASDAQ, we are a “controlled company.” Controlled companies under the rules are companies of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company. Our affiliates beneficially own more than 50% of the combined voting power of Truett-Hurst, Inc. and have the right to designate a majority of the members of our board of directors for nomination for election and the voting power to elect such directors. Accordingly, we take advantage of certain exemptions from corporate governance requirements of NASDAQ. Specifically, as a “controlled company,” we are not required to have (1) a majority of independent directors, (2) a nominating and governance committee composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities, (3) a compensation committee composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities, or (4) an annual performance evaluation of the nominating and governance and compensation committees. Accordingly, our investors do not have the same protections afforded to stockholders of companies that are subject to all of the applicable corporate governance rules of NASDAQ.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Reoffer Prospectus contains forward-looking statements that involve risks and uncertainties. These forward-looking statements are usually accompanied by words such as "believes," "anticipates," "plans," "expects" and similar expressions. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors, including those set forth under "Risk Factors" and elsewhere in this Reoffer Prospectus.

Our forward-looking statements speak only as of the date of this Reoffer Prospectus. Unless otherwise required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investing in our Common Stock is risky. You should carefully consider the risks discussed below in “Risk Factors” before making an investment decision. These risks are not the only ones that we face. Additional risks that generally apply to publicly traded companies and companies in our industry, that we have not yet identified or that we think are immaterial may also impair our business operations. Our business, operating results and financial condition could be adversely affected by any of the preceding risks. The trading price of our Common Stock could decline due to any of these risks, and you could lose all or part of your investment. You should also refer to the other information set forth in this Reoffer Prospectus, including our financial statements and the related notes.

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RISK FACTORS

Risks Related to Our Business

A reduction in the supply of grapes and bulk wine available to us from the independent grape growers and bulk wine suppliers could reduce our annual production of wine.

We rely on annual contracts with independent growers to purchase substantially all of the grapes used in our wine production. Our business would be harmed if we are unable to contract for the purchase of grapes at acceptable prices from these or other suppliers in the future. The terms of many of our purchase agreements also constrain our ability to discontinue purchasing grapes in circumstances where we might want to do so.

Some of these agreements provide that either party may terminate the agreement prior to the beginning of each harvest year.

We depend on bulk wine suppliers for the production of several of our wines, particularly our direct to retailer designated labels. We have contracts with some wineries to provide us with bulk wine for a four-year term at specified prices and terms. These contracts provide us with limited growth opportunities for the next two years. Further growth beyond our grape and wine contracts depends on the availability of bulk wine at the right price and quality for our labels.

The price, quality and available quantity of bulk wine has fluctuated in the past. It is possible that we will not be able to purchase bulk wine of acceptable quality at acceptable prices and quantities in the future, which could increase the cost or reduce the amount of wine we produce for sale. This could reduce our sales and profits.

Two vendors are considered our largest suppliers of bulk wine and it is possible that we will not be able to source wine from these or comparable suppliers in the future, which could reduce our annual production of wine and harm our sales and profits.

We have a history of losses, and we may not achieve or maintain profitability in the future.

We have had a limited number of quarters or years of profitability and historically raised additional capital to meet our growth needs. We expect to make significant future investments in order to develop and expand our business, which will result in additional sales, marketing and general and administrative expenses that will require increased sales to recover these additional costs. As a public company we expect to incur legal, accounting, and other administrative expenses that we did not incur as a private company. As a result of our sales and marketing expenses as well as these increased expenditures, we must generate and sustain increased revenue to achieve and maintain future profitability. While our revenue has grown in recent periods, this growth may not be sustainable.

We may not generate sufficient revenue to achieve or maintain profitability. We may incur significant losses in the future for a number of reasons, including slowing demand for our products and increasing competition, as well as the risks described in this reoffer prospectus, and we may encounter unforeseen expenses, difficulties, complications and delays, and other unknown factors in the expansion of our business. Accordingly, we may not be able to achieve or maintain profitability and, we may incur significant losses in the future, and this could cause the price of our Class A common stock to decline.

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We face significant competition which could adversely affect our profitability.

The wine industry is intensely competitive. Our wines compete in several super-premium and ultra-premium wine market segments with many other super-premium and ultra-premium domestic and foreign wines, with imported wines coming from the Burgundy and Bordeaux regions of France, as well as Italy, Chile, Argentina, South Africa and Australia. Our wines also compete with other alcoholic and, to a lesser degree, non-alcoholic beverages, for shelf space in retail stores and for marketing focus by our independent distributors, many of which carry extensive brand portfolios. A result of this intense competition has been and may continue to be upward pressure on our selling and promotional expenses. In addition, the wine industry has experienced significant consolidation. Many of our competitors have greater financial, technical, marketing and public relations resources than we do. Our sales may be harmed to the extent we are not able to compete successfully against such wine or alternative beverage producers’ costs. There can be no assurance that in the future we will be able to successfully compete with our current competitors or that we will not face greater competition from other wineries and beverage manufacturers.

Because a significant amount of our business is made through our direct to retailer alliances, any change in our relationship with them could harm our business.

For the fiscal years ended June 30, 2013 and 2012, sales by our top two direct retailers totaled approximately 63% and 84% of our retail sales, respectively. Our agreements with our direct retail alliances are informal and therefore subject to change. If one or more of our direct retail alliances chose to purchase fewer of our products, or we were forced to reduce the prices at which we sell our products to these alliances, our sales and profits would be reduced and our business would be harmed.

The loss of Mr. Hurst, Mr. Bielenberg, Ms. Lambrix, Mr. Dolan or other key employees or personnel would damage our reputation and business.

We believe that our success largely depends on the continued employment of a number of our key employees, including Phillip L. Hurst, our Chief Executive Officer, James D. Bielenberg, our Chief Financial Officer, Virginia Lambrix, our Winemaker, Paul Dolan, one of our co-founders and Kevin Shaw, an independent contractor who serves as our Creative Director. Any inability or unwillingness of Mr. Hurst, Mr. Bielenberg, Ms. Lambrix, Mr. Dolan, Mr. Shaw or other key management team members to continue in their present capacities could harm our business and our reputation.

A reduction in our access to/or an increase in the cost of, the third-party services we use to produce our wine could harm our business.

We utilize several third-party facilities, of which there is a limited supply, for the production of our wines. Our inability in the future to use these or alternative facilities, at reasonable prices or at all, could increase the cost or reduce the amount of our production, which could reduce our sales and our profits. We do not have long-term agreements with any of these facilities, and they may provide services to our competitors at a price above what we are willing to pay. The activities conducted at outside facilities include crushing, fermentation, storage, blending and bottling. Our reliance on these third parties varies according to the type of production activity. As production increases, we must increasingly rely upon these third-party production facilities. Reliance on third parties will also vary with annual harvest volumes.

In addition, we have limited control over the quality control and quality assurance of these third-party manufacturers. If our suppliers are not able to deliver products that satisfy our requirements, we may be forced to seek alternative providers for these goods and services, which may not be available at the same price, or at all, which would harm our financial results.

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The terms of our credit facility with Bank of the West may restrict our current and future operations, which could adversely affect our ability to respond to changes in our business and to manage our operations.

Our senior credit facility includes a number of customary restrictive covenants that could impair our financing and operational flexibility and make it difficult for us to react to market conditions and satisfy our ongoing capital needs and unanticipated cash requirements. The credit facility contains usual and customary covenants, including, without limitation:

•	limitation on incurring senior indebtedness
•	limitation on making loans and advances;
•	limitation on investments, acquisitions and capital expenditures;
•	limitation on liens, mergers and sales of assets; and
•	limitations on activities of Truett-Hurst.

In addition, the credit facility contains negative and financial covenants, including, without limitation, a minimum current assets to current liabilities ratio (measured quarterly), debt to effective tangible net worth ratio (measured quarterly) and debt service coverage ratio (measured annually).

We were not in compliance with the minimum current assets to current liabilities ratio at September 30, 2012, December 31, 2012 or March 31, 2013. We were not in compliance with the debt to effective tangible net worth at December 31, 2012 or March 31, 2013. In March 2013 and again in May 2013, as a condition to receiving waivers from Bank of the West, we entered into certain transactions with our members. For additional information related to our bank waiver, see Part II, Item 8, Note 9, “Commitments and Contingencies,” to the Consolidated Financial Statements included our Annual Report on Form 10-K filed with the SEC on September 27, 2013. We were in compliance with our bank covenants as of June 30, 2013.

Our ability to comply with the covenants and other terms of our senior credit facility will depend on our future operating performance and, in addition, may be affected by events beyond our control, and we may not meet them. If we fail to comply with such covenants and terms, we would be required to obtain waivers from our lenders or agree with our lenders to an amendment of the facility’s terms to maintain compliance under such facility. If we are unable to obtain any necessary waivers and the debt under our senior credit facility is accelerated, it would have a material adverse effect on our financial condition and future operating performance, and we may be required to limit our activities.

Because our Original Owners retain significant control over Truett-Hurst, new investors will not have as much influence on corporate decisions as they would if control were less concentrated.

At June 30, 2013, our Original Owners controlled 61% of the voting power of our outstanding Class A common stock and 100% of the voting power of our outstanding Class B common stock. Prior to conversion of their LLC Units, each holder of LLC Units holds a single share of our Class B common stock. Although these shares have no economic rights, they allow our Original Owners to exercise voting power over Truett-Hurst, Inc., the managing member of the LLC, at a level that is consistent with their overall equity ownership of our business. As a result, our Original Owners and their respective affiliates have significant influence in the election of directors and the approval of corporate actions that must be submitted for a vote of stockholders.

In addition, certain Original Owners, as well as certain trusts and other entities under their control, have entered into guarantee agreements in connection with our credit facility with Bank of the West. For additional information related to our bank guarantees, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Contractual Obligations and Commitments” included in our Annual Report on Form 10-K filed with the SEC on September 27, 2013. The interests of these affiliates may conflict with the interests of other stockholders, and the actions they take or approve may be contrary to those desired by the other stockholders. This concentration of ownership may also have the effect of delaying, preventing or deterring an acquisition of Truett-Hurst by a third party.

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Many of our transactions are with related parties, including our founders, executive officers and other related parties, and present conflicts of interest.

We routinely source bulk wine and grapes for our products from vineyards owned by our founders, executive officers, and principal stockholders. We also engage in other transactions with affiliates. The interests of these affiliates in such transactions may be contrary to those desired by stockholders. Although we intend to put in place policies related to mitigating the risk associated with such transactions, stockholders may be harmed by self-dealing with affiliates and our loss of corporate opportunity.

In addition, from time to time we enter into transactions for goods and services with entities in which our executive officers, directors and/or affiliates have interests, as further described under Part II, Item 8, Note 9, “Commitments and Contingencies - Related Party,” to the Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on September 27, 2013. For example, we lease our VML Winery facility, including all of the buildings, grounds, parking areas and other facilities and equipment located at VML Winery, from Hambrecht Wine Group, a member of the LLC.

We also enter into grape and bulk wine purchase agreements from time to time with entities in which our executives and/or founders have financial interests. We have entered into such arrangements with:

•	Hambrecht Vineyards, which is owned by the Hambrecht 1980 Revocable Trust (the ‘‘Hambrecht Trust’’), of which William R. Hambrecht, a director of the LLC and Truett-Hurst, Inc., serves as trustee. The manager of Hambrecht Vineyards is Forrester R. Hambrecht, a member of the LLC and the grandson of William R. Hambrecht.
•	Ghianda Rose Vineyard, which is owned by Diana Fetzer, wife of Paul E. Dolan, III a member of our board of directors.
•	Gobbi Street Vineyards, which is partly owned by Diana Fetzer, and Paul E. Dolan, III’s daughter, Nya Kusakabe.
•	Mendo Farming Company, which is managed by Heath E. Dolan and owned by the following members: (i) Phillip L. Hurst and Sylvia M. Hurst as trustees of The Hurst Family Revocable Trust Dated April 5, 1996 (the ‘‘Hurst Trust’’) (33.333% interest); (ii) Paul E. Dolan III, as trustee of The Dolan 2003 Family Trust Dated June 5, 2003 (the ‘‘Dolan 2003 Trust’’) (30.334% interest); (iii) Peter E. Dolan (17.333% interest); (iv) Heath E. Dolan and Robin A. Dolan, as trustees of The Dolan 2005 Family Trust Dated August 24, 2005 (the ‘‘Dolan 2005 Trust’’) (9.500% interest); and (v) Zachary Y. Schat and Melissa Schat, as trustees of The Zachary Schat Trust U/D/T Dated September 1, 2004 (the ‘‘Schat Trust’’) (9.500% interest). Peter E. Dolan is the brother of Paul E. Dolan, III.
•	Dark Horse Farming Company, which is owned Paul E. Dolan III (50%), Heath E. Dolan (25%) and Jason Dolan (25%). Paul E. Dolan III and Heath E. Dolan are directors of the LLC and Truett-Hurst, Inc. Jason Dolan is the brother of Heath E. Dolan.

We believe these arrangements reflect substantially the same market terms we would receive in transactions with unaffiliated third parties. However, if we fail to receive market terms for these transactions or other similar transactions in the future, our profits could be reduced.

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If we are unable to implement and maintain effective internal control over financial reporting in the future, the accuracy, and timeliness of our financial reporting may be adversely affected.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP” or “GAAP”). A material weakness is a deficiency or a combination of deficiencies in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of a company’s annual or interim financial statements will not be prevented or detected on a timely basis. In connection with the audits of our consolidated financial statements as of June 30, 2011 and 2012 and for each of the years in the two-year period ended June 30, 2012, a material weakness in our internal control over financial reporting was identified.

The material weakness pertains to deficiencies in our accounting research and reporting functions and the closing and reporting process due to our lack of accounting documentation and procedures, lack of segregation of duties, potential for management override of controls and lack of current expertise in reporting requirements.

The internal weakness described above continued into our fiscal 2013. With the oversight of senior management, we have begun taking steps and plan to take additional measures to remediate the underlying causes of the material weakness, primarily through the development and implementation of formal policies, improved processes and documented procedures, as well as the hiring of additional finance personnel. In particular, in July 2012 we hired a CFO, in October 2013 a Controller and in April 2013 a Director of Reporting and Finance to assist with the development and monitoring of internal controls. In October 2013, we replaced our original Controller with a new Vice President, Controller and Information Systems with greater public company experience.

Notwithstanding the identified material weakness, management believes the consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC on September 27, 2013 fairly represent in all material respects our financial condition, results of operations and cash flows at and for the periods presented in accordance with GAAP. We have not performed an evaluation of our internal control over financial reporting, such as required by Section 404 of the Sarbanes-Oxley Act, nor have we engaged our independent registered public accounting firm to perform an audit of our internal control over financial reporting as of any balance sheet date or for any period reported in our financial statements. Had we performed such an evaluation or had our independent registered public accounting firm performed an audit of our internal control over financial reporting, control deficiencies, including material weaknesses and significant deficiencies, in addition to those discussed above, may have been identified. The SEC rules implementing Section 404 of the Sarbanes-Oxley Act do not require our management to provide an annual management report on the effectiveness of our internal control over financial reporting until the second annual report after we become a public company. If we are not able to adequately assess the effectiveness of our internal controls, we may not be able to correct the material weakness discussed above or detect other weaknesses or deficiencies.

In addition, we are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act, and as such we may elect to avail ourselves of the certain exemptions from various reporting requirements of public companies that are not “emerging growth companies,” including, but not limited to, an exemption from complying with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended, which we refer to as the “Sarbanes-Oxley Act,” and reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements.

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Several of our executive officers and key team members have outside business interests that may create conflicts of interest.

Several of our executive officers and affiliates have their own vineyards or wineries. Although these executives and key team members are committed to devoting their attention to our business, they may devote time to outside interests that do not benefit our stockholders. If our executives and key team members fail to devote sufficient time to the management of our business, our sales and profits could be reduced.

We depend upon our trademarks and proprietary rights, and any failure to protect our intellectual property rights or any claims that we are infringing upon the rights of others may adversely affect our competitive position and brand equity.

Our future success depends significantly on our ability to protect our current and future brands and products and to defend our intellectual property rights. We have staked out a reputation for innovation and we have introduced new product innovations, including, for example, our evocative “wine wraps,” the world’s first paper bottle and our proprietary square bottle. We have been granted numerous trademark registrations covering our brands and products and have filed, and expect to continue to file, trademark applications seeking to protect newly-developed brands and products. We cannot be sure that trademark registrations will be issued with respect to any of our trademark applications. There is also a risk that we could, by omission, fail to timely renew or protect a trademark or that our competitors will challenge, invalidate or circumvent any existing or future trademarks issued to, or licensed by, us.

A reduction in consumer demand for premium wines could harm our business.

There have been periods in the past in which there were substantial declines in the overall per capita consumption of alcoholic beverages in the United States and other markets in which we participate. A limited or general decline in consumption in one or more of our product categories could occur in the future due to a variety of factors, including a general decline in economic conditions, increased concern about the health consequences of consuming beverage alcohol products and about drinking and driving, a trend toward a healthier diet including lighter, lower calorie beverages such as diet soft drinks, juices and water products, the increased activity of anti-alcohol consumer groups and increased federal, state or foreign excise and other taxes on alcoholic beverage products. The competitive position of our products could also be affected adversely by any failure to achieve consistent, reliable quality in the product or service levels to customers.

Changes in consumer spending could have a negative impact on our financial condition and business results.

Wine sales depend upon a number of factors related to the level of consumer spending, including the general state of the economy, federal and state income tax rates, deductibility of business entertainment expenses under federal and state tax laws, and consumer confidence in future economic conditions. Changes in consumer spending in these and other areas can affect both the quantity and the price of wines that customers are willing to purchase at restaurants or through retail outlets. Reduced consumer confidence and spending may result in reduced demand for our products, limitations on our ability to increase prices and increased levels of selling and promotional expenses. This, in turn, may have a considerable negative impact upon our sales and profit margins.

The market price of our stock may fluctuate due to seasonal fluctuations in our wine sales, operating expenses and net income.

We experience seasonal and quarterly fluctuations in sales, operating expenses and net income. Generally, the second and third quarters of our fiscal year have lower sales volumes than the first and fourth quarters. We have managed, and will continue to manage, our business to achieve long-term objectives. In doing so, we may make decisions that we believe will enhance our long-term profitability, even if these decisions may reduce quarterly earnings. These decisions include the timing of the release of our wines for sale, our wines’ competitive positioning and the grape and bulk wine sources we use to produce our wines.

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Bad weather, plant diseases and other factors could reduce the amount or quality of the grapes available to produce our wines.

A shortage in the supply of quality grapes may result from the occurrence of any number of factors which determine the quality and quantity of grape supply, such as weather conditions, pruning methods, the existence of diseases and pests, and the number of vines producing grapes, as well as the level of consumer demand for wine. Any shortage could cause an increase in the price of some or all of the grape varieties required for our wine production and/or a reduction in the amount of wine we are able to produce, which could harm our business and reduce our sales and profits. The California wine industry is cyclical and experienced a shortage of grapes due to the fact that grapes were in oversupply in the early 2000s, and the industry is just now starting to replant.

Recent examples of events affecting supply include the frost in 2008 that significantly impacted the amount of grapes harvested in Mendocino County and the frost of 2011 that had a significant impact on the crop size in Paso Robles.

Factors that reduce the quantity of grapes may also reduce their quality, which in turn could reduce the quality or amount of wine we produce. Deterioration in the quality of our wines could harm our brand name and a decrease in our production could reduce our sales and profits.

Adverse public opinion about alcohol may harm our business.

While a number of research studies suggest that moderate alcohol consumption may provide various health benefits, other studies conclude or suggest that alcohol consumption has no health benefits and may increase the risk of stroke, cancer and other illnesses. An unfavorable report on the health effects of alcohol consumption could significantly reduce the demand for wine, which could harm our business and reduce our sales and profits.

In recent years, activist groups have used advertising and other methods to inform the public about the societal harms associated with the consumption of alcoholic beverages. These groups have also sought, and continue to seek, legislation to reduce the availability of alcoholic beverages, to increase the penalties associated with the misuse of alcoholic beverages, or to increase the costs associated with the production of alcoholic beverages. Over time, these efforts could cause a reduction in the consumption of alcoholic beverages generally, which could harm our business and reduce our sales and profits.

Contamination of our wines would harm our business.

Because our products are designed for human consumption, our business is subject to hazards and liabilities related to food products, such as contamination. A discovery of contamination in any of our wines, through tampering or otherwise, could result in a recall of our products. Any recall would significantly damage our reputation for product quality, which we believe is one of our principal competitive assets, and could seriously harm our business and sales. Although we maintain insurance to protect against these risks, we may not be able to maintain insurance on acceptable terms, and this insurance may not be adequate to cover any resulting liability.

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Increased regulatory costs or taxes would harm our financial performance.

The wine industry is regulated extensively by the Federal Tax and Trade Bureau and state and local liquor authorities and State of California environmental agencies. These regulations and laws dictate various matters, including:

•	Excise taxes;
•	Licensing requirements;
•	Trade and pricing practices;
•	Permitted distribution channels;
•	Permitted and required labeling;
•	Advertising;
•	Relationships with distributors and retailers; and
•	Air quality, storm water and irrigation use.

Recent and future zoning ordinances, environmental restrictions and other legal requirements may limit our plans to expand production capacity, as well as any future development of new vineyards and wineries. In addition, federal legislation has been proposed that could significantly increase excise taxes on wine. Other federal legislation has been proposed which would prevent us from selling wine directly through the mail. This proposed legislation, or other new regulations, requirements or taxes, could harm our business and operating results. Future legal or regulatory challenges to the wine industry could also harm our business and impact our operating results.

Prompted by growing government budget shortfalls and public reaction against alcohol abuse, Congress and many state legislatures are considering various proposals to impose additional excise taxes on the production and sale of alcoholic beverages, including table wines. Some of the excise tax rates being considered are substantial. The ultimate effects of such legislation, if passed, cannot be assessed accurately since the proposals are still in the discussion stage. Any increase in the taxes imposed on table wines can be expected to have a potentially adverse impact on overall sales of such products. However, the impact may not be proportionate to that experienced by producers of other alcoholic beverages and may not be the same in every state.

An increase in the cost of energy or the cost of environmental regulatory compliance could affect our profitability.

We have experienced increases in energy costs, and energy costs could continue to rise, which would result in higher transportation, freight and other operating costs. We may experience significant future increases in the costs associated with environmental regulatory compliance, including fees, licenses and the cost of capital improvements to our operating facilities in order to meet environmental regulatory requirements. Our future operating expenses and margins will be dependent on our ability to manage the impact of cost increases. We cannot guarantee that we will be able to pass along increased energy costs or increased costs associated with environmental regulatory compliance to our customers through increased prices.

In addition, we may be party to various environmental remediation obligations arising in the normal course of our business or in connection with historical activities of businesses we acquire. Due to regulatory complexities, uncertainties inherent in litigation and the risk of unidentified contaminants in our current and former properties, the potential exists for remediation, liability and indemnification costs to differ materially from the costs that we have estimated. We cannot assure you that our costs in relation to these matters will not exceed our projections or otherwise have an adverse effect upon our business reputation, financial condition or results of operations.

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Climate change, or legal, regulatory or market measures to address climate change, may negatively affect our business, operations or financial performance, and water scarcity or poor water quality could negatively impact our production costs and capacity.

Our business depends upon agricultural activity and natural resources. There has been much public discussion related to concerns that carbon dioxide and other greenhouse gases in the atmosphere may have an adverse impact on global temperatures, weather patterns and the frequency and severity of extreme weather and natural disasters. Severe weather events and climate change may negatively affect agricultural productivity in the regions from which we presently source our agricultural raw materials such as grapes. Decreased availability of our raw materials may increase the cost of goods for our products. Severe weather events or changes in the frequency or intensity of weather events can also disrupt our supply chain, which may affect production operations, insurance cost and coverage, as well as delivery of our products to wholesalers, retailers and consumers.

Water is essential in the production of our products. The quality and quantity of water available for use is important to the supply of grapes and our ability to operate our business. Water is a limited resource in many parts of the world and if climate patterns change and droughts become more severe, there may be a scarcity of water or poor water quality that may affect our production costs or impose capacity constraints. Such events could adversely affect our results of operations and financial condition.

Natural disasters, including earthquakes or fires, could destroy our facilities or our inventory.

We must store our wine in a limited number of locations for a period of time prior to its sale or distribution. Any intervening catastrophes, such as an earthquake or fire, that result in the destruction of all or a portion of our wine would result in a loss of our investment in, and anticipated profits and cash flows from, that wine. Such a loss would seriously harm our business and reduce our sales and profits.

Risks Related to Our Organizational Structure

Truett-Hurst, Inc.’s only material asset is its interest in the LLC, and it is accordingly dependent upon distributions from the LLC to pay taxes, make payments under the tax receivable agreement or pay dividends.

We are a holding company and have no material assets other than our controlling member equity interest in the LLC. We have no independent means of generating revenue. We will cause the LLC to make distributions to its unit holders in an amount sufficient to cover all applicable taxes at assumed tax rates, payments under the tax receivable agreement and dividends, if any, declared by us. To the extent that we need funds, and the LLC is restricted from making such distributions under applicable law or regulation or under the terms of its financing arrangements, or is otherwise unable to provide such funds, it could materially adversely affect our liquidity and financial condition.

We are controlled by our Original Owners, whose interests may differ from those of our public stockholders.

As of June 30, 2013, our Original Owners own approximately 61% of the LLC Units and own 100% of the voting power of our outstanding Class B common stock. Each Original Owner holds a single share of our Class B common stock, which entitles each Original Owner to one vote on matters presented to stockholders of the Company for each LLC Unit held by such Original Owner. Because they hold their ownership interest in our business through the LLC, rather than through the public company, these Original Owners may have conflicting interests with holders of shares of our Class A common stock. For example, our Original Owners may have different tax positions from us which could influence their decisions regarding whether and when to dispose of assets, whether and when to incur new or refinance existing indebtedness, especially in light of the existence of the tax receivable agreement that we entered in to, and whether and when we should terminate the tax receivable agreement and accelerate the obligations thereunder. In addition, the structuring of future transactions may take into consideration these Original Owners’ tax or other considerations even where no similar benefit would accrue to us.

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We are a ‘‘controlled company’’ within the meaning of the corporate governance standards of NASDAQ and, as a result, qualify for, and rely on, exemptions from certain corporate governance requirements.

Our affiliates continue to control a majority of the combined voting power of Truett-Hurst, Inc. As a result, we are a “controlled company” within the meaning of the NASDAQ corporate governance standards. Under the NASDAQ rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and need not comply with certain requirements, including the requirement that a majority of the board of directors consist of independent directors and the requirements that our compensation and nominating and governance committees be composed entirely of independent directors. We utilize these exemptions, and as a result, do not have a majority of independent directors and our compensation and nominating and governance committees does not consist entirely of independent directors, and such committees are not subject to annual performance evaluations. Accordingly, you do not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of NASDAQ.

We will be required to pay our Original Owners for certain tax benefits we may claim arising in connection with our initial public offering and related transactions, and the amounts we may pay could be significant.

We entered into a tax receivable agreement with our Original Owners which provides for the payment by us to our Original Owners of 90% of the benefits, if any, that we are deemed to realize as a result of (i) the increases in tax basis resulting from our exchanges of LLC Units and (ii) certain other tax benefits related to our entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement.

We expect the payments that we may make under the tax receivable agreement may be substantial. It is possible that future transactions or events could increase or decrease the actual tax benefits realized and the corresponding tax receivable agreement payments. There may be a material negative effect on our liquidity if distributions to us by the LLC are not sufficient to permit us to make payments under the tax receivable agreement after we have paid taxes. For example, we may have an obligation to make tax receivable agreement payments for a certain amount while receiving distributions from the LLC in a lesser amount, which would negatively affect our liquidity. The payments under the tax receivable agreement are not conditioned upon our Original Owners’ continued ownership of us.

We are required to make a good faith effort to ensure that we have sufficient cash available to make any required payments under the tax receivable agreement. The operating agreement of the LLC requires the LLC to make “tax distributions” which, in the ordinary course, will be sufficient to pay our actual tax liability and to fund required payments under the tax receivable agreement. If for any reason the LLC is not able to make a tax distribution in an amount that is sufficient to make any required payment under the tax receivable agreement or we otherwise lack sufficient funds, interest would accrue on any unpaid amounts at LIBOR plus 500 basis points until they are paid.

In the event that we and an exchanging LLC Unit holder are unable to resolve a disagreement with respect to the tax receivable agreement, we are required to appoint either an expert in the relevant field or an arbitrator to make a determination, depending on the matter in dispute. As of June 30, 2013, none of our Original Owners exchanged LLC Units.

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In certain cases, payments under the tax receivable agreement to our Original Owners may be accelerated and/or significantly exceed the actual benefits we realize in respect of the tax attributes subject to the tax receivable agreement.

The tax receivable agreement provides that upon certain mergers, asset sales, other forms of business combinations or other changes of control, or if, at any time, Truett-Hurst elects an early termination of the tax receivable agreement, Truett-Hurst’s (or its successor’s) obligations with respect to exchanged or acquired LLC Units (whether exchanged or acquired before or after such transaction) would be based on certain assumptions, including that the corporate taxpayer would have sufficient taxable income to fully utilize the deductions arising from the increased tax deductions and tax basis and other benefits related to entering into the tax receivable agreement. As a result, (i) we could be required to make payments under the tax receivable agreement that are greater than or less than the specified percentage of the actual benefits we realize in respect of the tax attributes subject to the tax receivable agreement and (ii) if we elect to terminate the tax receivable agreement early, we would be required to make an immediate payment equal to the present value of the anticipated future tax benefits, and this upfront payment may be made years in advance of the actual realization of such future benefits. Upon a subsequent actual exchange, any additional increase in tax deductions, tax basis and other benefits in excess of the amounts assumed at the change in control will also result in payments under the tax receivable agreement. In these situations, our obligations under the tax receivable agreement could have a substantial negative impact on our liquidity. There can be no assurance that we will be able to finance our obligations under the tax receivable agreement.

Payments under the tax receivable agreement are based on the tax reporting positions that we determine. Although we are not aware of any issue that would cause the IRS to challenge a tax basis increase, Truett-Hurst will not be reimbursed for any payments previously made under the tax receivable agreement. As a result, in certain circumstances, payments could be made under the tax receivable agreement in excess of the benefits that Truett-Hurst actually realizes in respect of (i) the increases in tax basis resulting from our exchanges of LLC Units and (ii) certain other tax benefits related to our entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement.

Risks Related to Our Class A Common Stock

We do not intend to pay any cash dividends in the foreseeable future.

We do not expect to pay any dividends in the foreseeable future. Payments of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our business, operating results and financial condition, current and anticipated cash needs, plans for expansion and any legal or contractual limitations on our ability to pay dividends. As a result, capital appreciation in the price of our Class A common stock, if any, may be the only source of gain on an investment in our Class A common stock.

Even if we decide in the future to pay any dividends, Truett-Hurst Inc. is a holding company with no independent operations of its own except its controlling member equity interest in the LLC. As a result, Truett-Hurst Inc. depends on the LLC and its affiliates for cash to pay its obligations and make dividend payments. Deterioration in the financial condition, earnings or cash flow of the LLC and its affiliates for any reason could limit or impair their ability to pay cash distributions or other distributions to us. In addition, our ability to pay dividends in the future is dependent upon our receipt of cash from the LLC and its affiliates. The LLC and its affiliates may be restricted from sending cash to us by, among other things, law or provisions of the documents governing our existing or future indebtedness.

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If securities or industry analysts stop publishing research or reports about our business, or if they downgrade their recommendations regarding our Class A common stock, our stock price and trading volume could decline.

The trading market for our Class A common stock is influenced by the research and reports that industry or securities analysts publish about us or our business. If any of the analysts who covers us downgrades our Class A common stock or publishes inaccurate or unfavorable research about our business, our Class A common stock price may decline. If analysts cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our Class A common stock price or trading volume to decline and our Class A common stock to be less liquid.

The market price and trading volume of our common stock may be volatile and may be affected by market conditions beyond our control.

As an emerging growth company, the market price of our Class A common stock may be highly volatile and could be subject to wide fluctuations. Securities markets worldwide experience significant price and volume fluctuations. This market volatility, as well as general economic, market or political conditions could reduce the market price of shares of our Class A common stock in spite of our operating performance. In addition, our operating results could be below the expectations of public market analysts and investors due to a number of potential factors, including variations in our quarterly operating results or dividends, if any, to stockholders, additions or departures of key management personnel, failure to meet analysts’ earnings estimates, publication of research reports about our industry, litigation and government investigations, changes or proposed changes in laws or regulations or differing interpretations or enforcement thereof affecting our business, adverse market reaction to any indebtedness we may incur or securities we may issue in the future, changes in market valuations of similar companies or speculation in the press or investment community, announcements by our competitors of significant contracts, acquisitions, dispositions, strategic partnerships, joint ventures or capital commitments, adverse publicity about the industries we participate in or individual scandals, and in response the market price of shares of our Class A common stock could decrease significantly. You may be unable to resell your shares of Class A common stock at or above the price you originally paid.

In the past years, stock markets have experienced extreme price and volume fluctuations. In the past, following periods of volatility in the overall market and the market price of a company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

You may be diluted by the future issuance of additional Class A common stock in connection with our incentive plans, acquisitions or otherwise.

As of June 30, 2013, we have an aggregate of 4,354,644 million shares of Class A common stock authorized but unissued, including approximately 4,102,644 million shares of Class A common stock issuable upon exchange of outstanding LLC Units. Our certificate of incorporation authorizes us to issue these shares of Class A common stock and restricted stock rights relating to Class A common stock for the consideration and on the terms and conditions established by our board of directors in its sole discretion. Any Class A common stock that we issue, including under our 2012 Plan or other equity incentive plans that we may adopt in the future, would dilute the percentage ownership held by then existing holders of our Class A common stock.

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We will incur increased costs and demands upon management as a result of complying with the laws and regulations that affect public companies, which could materially adversely affect our results of operations, financial condition, business and prospects.

As a public company and particularly after we cease to be an “emerging growth company,” we will incur significant legal, accounting and other expenses that we did not incur as a private company, including costs associated with public company reporting and corporate governance requirements. These requirements include compliance with Section 404 and other provisions of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, as well as rules implemented by the SEC and NASDAQ. In addition, our management team will also have to adapt to the requirements of being a public company. We expect that compliance with these rules and regulations will substantially increase our legal and financial compliance costs and will make some activities more time-consuming and costly.

The increased costs associated with operating as a public company will decrease our net income or increase our net loss, and may require us to reduce costs in other areas of our business or increase the prices of our products or services. Additionally, if these requirements divert our management’s attention from other business concerns, they could have a material adverse effect on our results of operations, financial condition, business and prospects.

However, for as long as we remain an “emerging growth company” as defined in the JOBS Act, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We may take advantage of these reporting exemptions until we are no longer an “emerging growth company.”

We will not be required to comply with certain provisions of the Sarbanes-Oxley Act for as long as we remain an “emerging growth company.”

We are not currently required to comply with the SEC rules that implement Sections 302 and 404 of the Sarbanes-Oxley Act, and are therefore not required to make a formal assessment of the effectiveness of our internal controls over financial reporting for that purpose. As a public company, we will be required to comply with certain of these rules, which will require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of our internal control over financial reporting. Though we will be required to disclose changes made in our internal control procedures on a quarterly basis, we will not be required to make our first annual assessment of our internal control over financial reporting pursuant to Section 404 until the year following our first annual report required to be filed with the SEC, or the date we are no longer an “emerging growth company” as defined in the JOBS Act.

Our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal control over financial reporting until the year following our first annual report required to be filed with the SEC, or the date we are no longer an “emerging growth company.” At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed or operating.

18

Reduced disclosure requirements applicable to emerging growth companies may make our common stock less attractive to investors.

As an “emerging growth company”, we will take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including not being required to comply with the auditor attestation requirements of section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We cannot predict if investors will find our common stock less attractive as we rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

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USE OF PROCEEDS

We will not receive any proceeds from this offering. All proceeds from sales of the Shares offered by this Reoffer Prospectus will be for the accounts of the Selling Stockholders.

SELLING STOCKHOLDERS

The following table sets forth (a) the name and position of each Selling Stockholder; (b) the number of Shares beneficially owned (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) by each Selling Stockholder as of the date of this Reoffer Prospectus; (c) the number of Shares that each Selling Stockholder may offer for sale from time to time pursuant to this Reoffer Prospectus, whether or not such Selling Stockholder has a present intention to do so; and (d) the number of Shares to be beneficially owned by each Selling Stockholder following the sale of all Shares that may be so offered, assuming no other change in the beneficial ownership of our Common Stock by such Selling Stockholder after the date of this Reoffer Prospectus. Unless otherwise indicated, beneficial ownership is direct and the person indicated has sole voting and investment power.

Inclusion of an individual or entity’s name in the table below does not constitute an admission that such individual is an “affiliate” of the Company.

Selling Stockholder	Principal Position with the Company	Shares Beneficially Owned (1)	Number of Shares Offered for Resale (2)	Shares Beneficially Owned After the Resale (3)	Percentage Beneficially Owned After the Resale
James D. Bielenberg	Chief Financial Officer	42,000	-	42,000	0.6%
Kevin Shaw	Independent Contractor	210,000	-	210,000	3.0%

(1)	We based the information in this table on information on our restricted stock award grant schedule and the persons named in the table have sole voting and sole investment power with respect to all Shares beneficially owned, subject to community property laws where applicable.

(2)	As of November 6, 2013, 238,000 restricted stock units granted under the 2012 Plan vest more than 60 days following the date of this Reoffer Prospectus. As of November 6, 2013, 14,000 restricted stock units granted under the 2012 Plan vest less than 60 days following the date of this Reoffer Prospectus.

(3)	The number of “Shares Beneficially Owned After the Resale” assumes no change in the beneficial ownership of the Company’s Common Stock by such Selling Stockholder after the date of this Reoffer Prospectus.

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PLAN OF DISTRIBUTION

The purpose of the Reoffer Prospectus is to permit the Selling Stockholders, if they desire, to offer for sale and sell the Shares they acquired pursuant to the 2012 Plan at such times and at such places as the Selling Stockholders choose. The decision to sell any Shares is within the discretion of the holders thereof, subject generally to our policies affecting the timing and manner of sale of Common Stock by certain individuals and the terms of the 2012 Plan. There can be no assurance that any Shares will be sold by the Selling Stockholders.

Subject to the terms of the 2012 Plan, each Selling Stockholder is free to offer and sell Shares at such times, in such manner and at such prices as such Selling Stockholder shall determine. The Selling Stockholders have advised us that sales of Shares may be effected from time to time in one or more types of transactions (which may include block transactions) on the NASDAQ Capital Market, in negotiated transactions, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. The Selling Stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of Shares, nor is there an underwriter or coordinating broker acting in connection with any proposed sale of Shares by the Selling Stockholders.

The Selling Stockholders may effect such transactions by selling Shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of Shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

The Selling Stockholders and any broker-dealers that act in connection with the sale of Shares might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the Shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. Any Selling Stockholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act.

Because the Selling Stockholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, the Selling Stockholders will be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the NYSE pursuant to Rule 153 under the Securities Act.

We have informed the Selling Stockholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

The Selling Stockholders also may resell Shares in open market transactions in reliance on Rule 144 under the Securities Act, if they meet the criteria and conform to the requirements of such Rule.

LEGAL MATTERS

The validity of the Shares offered hereby will be passed upon for us by Morrison & Foerster LLP, New York, New York.

EXPERTS

The consolidated financial statements incorporated in this Reoffer Prospectus by reference to the Company’s Annual Report on Form 10-K for the year ended June 30, 2013 have been so incorporated in reliance on the report of Burr Pilger Mayer, Inc., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC, which we make available, free of charge, on our website at www.truetthurstinc.com. You may also read and copy any materials we file with the Securities and Exchange Commission at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC’s website at http://www.sec.gov.

This Reoffer Prospectus is part of a Registration Statement on Form S-8 that we have filed with the SEC under the Securities Act. This Reoffer Prospectus omits part of the Registration Statement, as permitted by the rules and regulations of the SEC. You may inspect and copy the Registration Statement, including exhibits, at the SEC’s public reference rooms or from its web site. Statements in this Reoffer Prospectus about the contents of any contract or other document are not necessarily complete. You should refer to the copies of the documents filed as exhibits to the Registration Statement for complete information.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this Reoffer Prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings that we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering:

•	the Annual Proxy Statement on Form DEF14A filed on September 30, 2013;

•	the Annual Proxy Card on Form DEFA14A filed on September 30, 2013;

•	the Annual Report on Form 10-K for the year ended June 30, 2013 filed on September 27, 2013;

•	the Current Reports on Form 8-K filed on September 25, 2013 and October 2, 2013;

•	the descriptions of the Common Stock set forth in our Registration Statement on Form 8-A filed on June 19, 2013 pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating those descriptions.

We provide copies of these filings, free of charge, on our website at www.truetthurstinc.com. You may also request a copy of these filings at no cost, by writing or telephoning at the following:

Truett-Hurst, Inc.

P.O. Box 1532

Healdsburg, CA 95448

(707) 431.4423

This Reoffer Prospectus is part of a Registration Statement that we filed with the SEC. You should rely only on the information incorporated by reference or provided in this Reoffer Prospectus, any prospectus supplement and the Registration Statement. We have not authorized anyone to provide you with different information. You should not assume that the information in this Reoffer Prospectus and any prospectus supplement is accurate as of any date other than the date on the front of the document.

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PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents have been previously filed by Truett-Hurst, Inc. (the “Company”) with the Securities and Exchange Commission and are hereby incorporated by reference into this Registration Statement as of their respective dates:

a)	the Annual Proxy Statement on Form DEF14A filed on September 30, 2013;

b)	the Annual Proxy Card on Form DEFA14A filed on September 30, 2013;

c)	the Annual Report on Form 10-K for the year ended June 30, 2013 filed on September 27, 2013;

d)	the Current Reports on Form 8-K filed on September 25, 2013 and October 2, 2013;

e)	the descriptions of the Common Stock set forth in our Registration Statement on Form 8-A filed on June 19, 2013 pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any amendment or report filed for the purpose of updating those descriptions.

All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereunder have been sold or that deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of the filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Our certificate of incorporation and our bylaws also provide that we shall indemnify our directors and executive officers and shall indemnify our other officers and employees and other agents to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in this capacity, regardless of whether our bylaws would permit indemnification.

We believe that these provisions are necessary to attract and retain qualified persons as directors and executive officers. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, the opinion of the SEC is that such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

In addition, we maintain standard policies of insurance under which coverage is provided to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, and to us with respect to payments which may be made by us to such directors and officers pursuant to the above indemnification provisions or otherwise as a matter of law. We also make available standard life insurance and accidental death and disability insurance policies to our employees.

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Item 7. Exemptions from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibits to this Registration Statement are listed in the exhibit index that immediately precedes such exhibits and is incorporated herein by reference.

Item 9. Undertakings

A. We hereby undertake:

1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i.	to include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

iii.	to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. We hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question as to whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Healdsburg, State of California, on the 6th day of November, 2013.

TRUETT-HURST, INC.

/s/ James D. Bielenberg

James D. Bielenberg
Chief Financial Officer and Acting Corporate Secretary

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POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each of our undersigned directors and officers, hereby nominate and appoint James D. Bielenberg, as his or her agent and attorney-in-fact (the “Agent”), for the undersigned and in the undersigned’s name, place and stead, in any and all capacities (including the undersigned’s capacity as a director or officer of the Company), to sign one or more Registration Statements (or Post-Effective Amendments to Registration Statements) on Form S-8 under the Securities Act in connection with the registration under the Act of shares of our Class A common stock issuable under the 2012 Stock Incentive Plan, and any and all amendments (including post-effective amendments) to any such Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto the Agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or her substitutes, may lawfully cause to be done by virtue hereof. This Power of Attorney shall remain in full force and effect until revoked or superseded by written notice filed with the SEC.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Phillip L. Hurst	President and Chief Executive Officer	November 6, 2013
Phillip L. Hurst	(Principal Executive Officer)

/s/ James D. Bielenberg	Chief Financial Officer &	November 6, 2013
James D. Bielenberg	Acting Secretary

/s/ Paul E. Dolan, III	Director	November 6, 2013
Paul E. Dolan, III

/s/ Barrie Graham	Director	November 6, 2013
Barrie Graham

/s/William R. Hambrecht	Director	November 6, 2013
William R. Hambrecht

/s/ Daniel A. Carroll	Director	November 6, 2013
Daniel A. Carroll

/s/ Heath E. Dolan	Director	November 6, 2013
Heath E. Dolan

/s/ John D. Fruth	Director	November 6, 2013
John D. Fruth

/s/ James F. Verhey	Director	November 6, 2013
James F. Verhey

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EXHIBITS

Exhibit Number	Description
3.1	Restated Certificate of Incorporation of Truett-Hurst, Inc., dated December 28, 2012+
3.2	Amended and Restated Certificate of Incorporation of Truett-Hurst, Inc.+
3.3	Bylaws of Truett-Hurst, Inc.+
3.4	Articles of Organization of H.D.D. LLC+
5.1	Morrison & Foerster LLP Opinion Letter
10.14	2012 Stock Incentive Plan+
23.2	Consent of Burr Pilger Mayer, Inc., Independent Registered Public Accounting Firm
24	Power of Attorney (see signature page of this Registration Statement)

+ Documents previously filed with the Securities and Exchange Commission.

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